UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF PENNSYLVANIA
HARRISBURG DIVISION

In re NSSI,              Case No.  1-95-01767
and Subsidiaries,        Chapter 11

Debtors-in-Possession.

    STIPULATION AND ORDER REGARDING LIMITED USE
  OF COLLATERAL BY DEBTORS AND GRANTING ADEQUATE
            PROTECTION TO CHEMICAL BANK
           AND FIRST FIDELITY BANK, N.A.

                  W H E R E A S :

     A.   On September 1, 1995 (the "First Filing
Date"), Oliver B. Cannon & Son, Inc. ("Cannon")
filed a voluntary petition for reorganization in
the United States Bankruptcy Court for the Middle
District of Pennsylvania (the "Court") under
Chapter 11 of the Bankruptcy Code (the "Code").
     B.   On September 5, 1995 (the "Second Filing
Date") Nuclear Support Services, Inc., NSS
Numanco, Inc., Henze Services, Inc., Icesolv,
Inc., and Sline Industrial Painters, Inc.
(together with Cannon, the "Borrowers") and NSS of
Delaware, Inc. (together with Borrowers, the
"Debtors") also filed Chapter 11 petitions in the
Court (all of said cases being referred to
hereinafter as the "Cases").
     C.   The Cases have been procedurally
consolidated and Debtors continued in the
management and operation of their businesses and
properties as debtors-in-possession pursuant to
Sections 1107 and 1108 of the Code and no trustee
or examiner has been appointed;
     D.   Prior to the initiation of the Cases,
Chemical Bank ("Chemical") and First Fidelity
Bank, N.A. ("First Fidelity" and together with
Chemical, the "Banks") extended credit to the
Borrowers in the form of letters of credit and
loans pursuant to a certain Credit Agreement dated
as of November 19, 1993 among Debtors and
Chemical, as agent for the Banks (the "Agent"), as
amended from time to time (the "Credit
Agreement");
     E.   The Debtors were, as of August 31, 1995,
indebted to the Banks in the principal amount of
approximately $14,907,000, consisting of:   (i)
Term Loan debt of approximately $5,614,000 ("Term
Loan"); (ii) outstanding letters of credit in the
amount of $750,000 (the "LC Debt"); (iii)
revolving credit outstanding of approximately
$8,543,000 (the "Revolver"); together with accrued
and unpaid interest and costs and expenses
including, without limitation, attorneys' fees,
collateral monitoring fees, agent's fees, other
professional fees, and disbursements
(collectively, the "Debt");
     F.   Pursuant to certain Security Agreements,
Deeds of Trust, a Mortgage and a Pledge Agreement,
each dated as of November 19, 1993, as amended,
and certain other agreements, between one or more
of the Debtors and the Agent, on behalf of the
Banks, or a trustee on behalf of the Agent
(collectively, the "Security Agreements"), first
priority liens upon and security interests in
substantially all of each Debtor's assets
consisting of real property and personal property,
including, without limitation, accounts, accounts
receivable, general intangibles, cash, inventory,
all books and records of Debtors, instruments,
chattel paper, machinery, equipment, furniture,
furnishings and fixtures, and all proceeds thereof
(collectively, the "Collateral") were granted to
or for the benefit of the Agent on behalf of the
Banks;
     G.   The value of the Collateral exceeds the
Debt;
     H.   An immediate need exists for the Debtors
to obtain funds in order to assure the orderly
administration of their businesses.  Without such
funds, the Debtors will be unable to pay their
taxes, rent, insurance, payroll, payroll expenses,
utility charges, general overhead and purchase
necessary materials, and consequently, without
such funds, the Debtors would be unable to attempt
to reorganize in these proceedings;
     I.   The Debtors have been unable to obtain
sufficient credit with which to administer their
businesses other than pursuant to 363 of the Code;
and
     J.   The Banks are willing to consent to the
Debtors' use of the Collateral including, but not
limited to, cash collateral as defined in Code
363(a) ("Cash Collateral"), but only upon the
terms and conditions set forth herein.
     IT IS, THEREFORE, STIPULATED, CONSENTED AND
AGREED by and between the Agent and the Banks and
the Debtors as follows:
     1.   This Stipulation shall have no force or
effect unless and until it is approved by the
Court.
     2.   The Agent and the Banks hereby consent
to the Debtors' use of Collateral (including,
without limitation, Cash Collateral) during the
period (the "Budget Period") beginning with the
Second Filing Date and ending on the Termination
Date (as defined in paragraph 8, infra) for the
disbursements set forth in the budget, the form of
which is attached as Exhibit A hereto, as such
budget may be modified from time to time by the
Debtors with the prior unanimous written consent
of the Banks (the "Budget"), and for no
other purposes, provided that the Debt including
amounts readvanced hereunder (together with
interest) shall not at any time exceed the amount
of the Debt on the Second Filing Date, as the same
may be reduced to reflect any letters of credit
which expire undrawn.  The Debtors are and shall
be authorized to use Cash Collateral exclusively
for disbursements to the extent set forth in the
Budget.
     3.   The Debtors shall maintain one or more
segregated bank accounts, including lock-box
accounts (collectively, the "Cash Collateral
Accounts"), at the Agent into which all proceeds
of the sale or disposition of Debtors' assets or
the collection of accounts receivable shall be
immediately deposited.  To the extent that Debtors
currently maintain lock-box accounts at banks
other than the Agent, the Debtors shall instruct
such banks that amounts in such accounts shall be
wire transferred on a daily basis to the Agent.
The Agent is authorized to apply all amounts in
the Cash Collateral Accounts on a daily basis in
reduction of the Debt.  The Banks agree to
readvance to the Debtors, subject to paragraph 2
above and there not having occurred any event or
act that with the giving of notice or lapse of
time or both would become a Termination Event (as
defined in paragraph 8, infra), collected amounts
deposited into the Cash Collateral Accounts on or
after the First Filing Date in the case of Cannon
and the Second Filing Date with respect to the
other Debtors to the extent (i) of the lesser of
(x) actual cash receipts or (y) disbursements as
set forth in the Budget and (ii) as set forth in
paragraph 13.  No Cash Collateral (including
monies so readvanced) may be used for any other
purpose.  The Debtors agree that they will not
(without the Banks' prior written consent)
establish any new bank accounts and agree to
identify to the Agent the names, addresses and
numbers of all existing bank accounts by no later
than September 8, 1995.
     4.   As adequate protection for, and to
secure payment of, an amount equal to the
aggregate diminution (whether by depreciation,
use, sale, loss or otherwise) in the value of the
Collateral (including the Cash Collateral) and as
security for and an inducement to the Banks to
permit the Debtors' use of the Collateral
(including, without limitation, amounts readvanced
to the Debtors hereunder), the Debtors hereby
grant to the Agent for the benefit of the Banks
(i) in addition to all existing security interests
and liens granted to or for the benefit of the
Agent, a security interest in and lien upon all of
the Debtors' now owned and hereafter-acquired
property, assets and rights, of any kind or
nature, wherever located, and the proceeds,
products, rents and profits thereof, whether
arising from section 552(b) of the Code or
otherwise, including causes of action arising
under Title 11 of the United States Code, (such
security interests and liens shall be valid,
perfected, enforceable and effective as of the
Second Filing Date without any further action by
the Debtors or the Agent or the Banks and without
the execution, filing or recordation of any
financing statements, security agreements, vehicle
lien applications or notices, mortgages or other
documents), senior to any other security interest
or lien, subject only to (x) the Agent's or each
Bank's security interests and liens existing as of
the First Filing Date with respect to Cannon and
the Second Filing Date with respect to the other
Debtors, (y) prepetition liens (if any) which are
senior to the Banks' liens or security interests
as of the appropriate filing date, (z) the payment
of allowed professional fees and disbursements
incurred by the Debtors in the Cases in an
aggregate amount not in excess of $ 50,000 unless
an increased amount is otherwise agreed to
unanimously in writing by the Banks (the "Carve-
Out"), and (i) the payment of United States
Trustee fees, pursuant to 28 U.S.C 1930 ("United
States Trustee's Fees"), and (ii) an
administrative claim with priority over all other
administrative claims in the Cases, including all
claims of the kind specified under sections 503(b)
and 507(b) of the Code (subject only to the items
referred to in (y) and (z) above).  The Carve-Out
of $50,000 is limited to fees and expenses
incurred by R.H. Smith & Associates, Inc. and
Vinson & Elkins L.L.P. (in the aggregate) through
September 15, 1995, and is further limited to
actual fees and expenses accrued if the same are
less than $50,000. The parties hereto agree that
the limitation on the Carve-Out is without
prejudice as to the application for and allowance
of additional fees for both the Carve-Out period
and later, but such fees could not be paid from
the Carve-Out.
     5.   As additional adequate protection for
any diminution in the value of Collateral, and as
security for and an inducement to the Banks to
permit the use of such Collateral (including
amounts readvanced to the Debtors hereunder), the
Debtors shall pay interest to the Banks at the
rates set forth in the Credit Agreement, monthly
in arrears on the outstanding principal amount of
the Debt (including interest accrued prior to the
entry of an order approving this Stipulation).
The Agent is authorized to debit the Cash
Collateral Accounts to pay the interest obligation
of the Debtors as set forth herein in the
preceding two sentences.
     6.   The Debtors agree to furnish to the
Banks and counsel for any official statutory
committees appointed in these cases (each a
"Committee"), (i) a starting borrowing base and
revenue report brought forward through September
3, 1995, to be delivered September 8, 1995, and
(ii) other reports and information as either Bank
may reasonably request.  The Agent and each Bank
and its representatives shall have the right, upon
24 hours prior notice, during ordinary business
hours, to inspect and copy the Debtors' books and
records.
     7.   If the Agent hereafter requests that the
Debtors execute and deliver financing statements,
mortgages, or other instruments or documents
considered by it to be necessary or desirable to
further evidence the perfection of the liens and
security interests granted in this Stipulation,
the Debtors agree to execute and deliver such
financing statements, instruments and documents.
Except as provided in paragraph 16 and by
applicable law, infra, nothing in this Stipulation
shall in any way restrict the scope of such pre-
petition liens, security interests, rights of set-
off, remedies or claims that the Agent or either
Bank may have against the Debtors. In the event
that any of the Cases are dismissed, neither the
entry of this Stipulation nor the dismissal of any
of the Cases shall affect the rights of the Agent
or either Bank under the Credit Agreement or any
of the Security Agreements and other documents
executed in connection therewith, and all the
rights and remedies of the Agent or either Bank
thereunder shall remain in full force and effect
as if any of the Cases had not been filed.
     8.   Debtors' use of Collateral (including
without limitation Cash Collateral) shall expire
(subject to any applicable notice requirements as
set forth infra.), on the earliest to occur of
(each such occurrence being hereinafter referred
to as a "Termination Event") (a) September 15,
1995 (the "Expiration Date"); (b) the dismissal of
any of the Cases or the conversion of any of the
Cases to a case under Chapter 7 of the Code, (c)
the entry by the Court of an order granting relief
from the automatic stay imposed by Section 362 of
the Code to any entities other than the Agent or
either Bank with respect to acts against the
Collateral without the Banks' consent, (d) the
appointment of a trustee or examiner or other
representative, (e) the occurrence of the
effective date or consummation date of a plan of
reorganization for the Debtors, (f) the failure by
the Debtors to make any payment required herein
when due, (g) the failure by the Debtors to
deliver to the Agent or either Bank any of the
documents or other information reasonably required
to be delivered pursuant to paragraph 6 hereof
when due or any such documents or other
information shall contain a material
misrepresentation, and (h) the failure by the
Debtors to observe or perform any of the material
terms or material provisions contained herein,
provided that, solely with respect to clause (a)
hereof, if the Debtors shall have submitted a
budget with respect to such extension period to
the Banks in proper form at least 7 business days
prior to the Expiration Date as then applicable,
except for the initial extension period budget,
which should be submitted Friday, September 8,
1995, the Expiration Date shall be automatically
extended without further order of the Court for
one or more two week periods commencing September
15, 1995, and continuing thereafter, as the case
may be, unless the Banks (or either of them), in
their sole discretion, provide written notice by
facsimile or otherwise to the Debtors, counsel for
the Debtors, each Committee and its counsel, if
any are appointed, and the United States Trustee
(the "Noticed Parties") whose names, addresses and
telefaxes are attached hereto as "Exhibit B," that
the Banks withdraw their consent to such automatic
extension not less than two business days prior to
the then applicable Expiration Date.  On and after
the occurrence of (x) a Termination Event
specified in Clauses (a), (b) or (e) above, the
Debtors shall immediately cease using Cash
Collateral and (y) any other Termination Event, on
the second business day after the date on which
the Debtors receive notice of such Termination
Event, the Debtors shall immediately cease using
Cash Collateral (in each case, the date of such
cessation being referred to as a "Termination
Date"); provided, however, that the Agent may
freeze but may not setoff from the Cash Collateral
Accounts (other than for interest and certain
expenses as expressly set forth herein) except
upon further order of the Court upon prior notice
to the Noticed Parties.
     9.   This Stipulation and the transactions
contemplated hereby shall be without prejudice to
(i) the rights of the Agent and either Bank to
seek additional adequate protection, move to
vacate the automatic stay, move for the
appointment of a trustee or examiner, move to
dismiss or convert the Cases, or to take any other
action in the Cases and to appear and be heard on
any matter raised in these Cases, and (ii) any and
all rights, remedies, claims and causes of action
which the Agent or either Bank may have against
any other party liable for the Debt; and, (iii)
this stipulation and the contemplated transactions
are without prejudice to the rights of the Debtors
to take such actions, on notice and hearing, as
may be appropriate to allow further use of cash
collateral without the consent of the Banks.
     10.  Other than with respect to United States
Trustee's Fees and the Carve-Out, (i) no costs or
expenses chargeable or alleged to be chargeable
against the Collateral under section 506(c) of the
Code shall be incurred in these proceedings
without prior authorization of the court after
notice to the Banks and a hearing and if incurred
without such prior notice and approval by the
Court shall not be chargeable to the Banks and
(ii) nothing contained in this Stipulation shall
be deemed to be a consent by the Agent or either
Bank to any charge, lien, assessment or claim
against the Collateral under section 506(c) of the
Code or otherwise.
     11.  Nothing contained in this Stipulation
shall be deemed a finding with respect to adequate
protection of the interests of the Agent and the
Banks and each party hereto reserves the right to
claim that the protection provided in this
Stipulation is not "adequate protection" for the
purposes of section 507(b) of the Code or
otherwise.
     12.  To the best of Debtors' knowledge, (i)
payment of the Debt is not subject to any offsets,
defenses, claims or counter-claims and (ii) the
liens and security interests encumbering the
Collateral and securing the Debt are valid, first
priority, enforceable and duly perfected.
     13.  Subject to notice to the Debtors and an
opportunity to object, the Debtors shall pay, upon
receipt of invoices therefor, all of the
reasonable costs and expenses (including
reasonable attorneys fees and fees of financial
advisors) incurred by the Agent and the Banks in
connection with the negotiation, preparation and
administration of this Stipulation and the
administration of the Credit Agreement and the
Security Agreements (including all fees required
thereunder) and the monitoring and the collection
of the Debt and the enforcement of the Agent's and
each Bank's rights and remedies under the Credit
Agreement, the Security Agreements and this
Stipulation.  Copies of all such invoices shall be
provided to Debtors, the United States Trustee and
counsel for any Committee.  The Agent is hereby
authorized to debit the Cash Collateral Accounts
to pay any of the costs and expenses properly
required to be paid by the Debtors hereunder,
subject to notice and the opportunity to object.
     14.  This Stipulation has been negotiated in
good faith and at arm's length between the Debtors
and the Agent and the Banks.
     15.  The provisions of this Stipulation shall
remain in full force and effect unless modified or
vacated by order of the Court.  If any or all of
the provisions of this Stipulation are hereafter
modified, vacated, or stayed by order of this or
any other Court, such stay, modification, or
vacation shall not affect in and of itself the
validity and enforceability of any lien, or any
prior application of payment authorized hereby
with respect to the Debt.  During the term of this
Stipulation, notice of any motion or application
with respect to the subject matter hereof shall be
sufficient if given by hand delivery, facsimile or
overnight mail service to the Debtors, the Agent
and the Banks, their respective counsel, counsel
for any Committee, and the United States Trustee,
not less than three business days (or such shorter
period as is expressly provided herein) before
such motion or application is filed in the Court.
     16.  Except (i) for the right of the Agent to
debit the Cash Collateral Accounts for interest,
costs and expenses as set forth herein, or (ii) as
authorized by the Court, neither the Agent nor the
Banks shall set off, appropriate or apply, whether
pursuant to the Credit Agreement, the Security
Agreements or related documents, any other
agreement applicable law or otherwise, any
deposits (general and special, time and demand,
provisional and final) at any time held or any
other indebtedness at any time owing by the Agent
or the Banks to or for the credit or the account
of the Debtors against and on account of the Debt
or any other obligation of the Debtors now or
hereafter existing without further order of the
Court.
     17.  The automatic stay imposed by Section
362 of the Code is hereby modified to the extent
necessary to permit the Agent and the Banks to
take any and all actions permitted, and to enjoy
all of the benefits afforded to it, by this
Stipulation.
     18.  Nothing contained herein shall be deemed
in any manner to be a modification, release,
waiver or reduction of any guaranty executed by
any guarantor of the Debt or any portion thereof,
all of which remain in full force and effect.
     19.  This Stipulation cannot be amended or
modified except by a writing executed by all
parties hereto and approved by the Court.
     20.  Nothing contained in this Stipulation
shall be construed to be a commitment by the Agent
or either Bank to provide additional financing to
the Debtors.
     21.  The terms and provisions of this
Stipulation shall be binding upon the Debtors, any
successors in interest to the Debtors (including
without limitation, any Chapter 7 or Chapter 11
trustee appointed in the Cases) and upon the
Agent, the Banks and their respective successors
and assigns.
     22.  The Debtors have attempted to give
notice (either in writing or by telephone) of this
Stipulation to the holders of the 20 largest
unsecured claims against the Debtors (the "Largest
Creditors") and to the United States Trustee and
such notice constitutes due and sufficient notice
under the circumstances.
     23.  The Debtors shall send to the Largest
Creditors a copy of this Stipulation, by facsimile
or overnight delivery within 24 hours after the
entry of an order approving this Stipulation, and
such creditors may request a further court hearing
with respect to this Stipulation provided that
such request, upon notice to the parties hereto
and the Noticed Parties, is made to the Court by
no later than September 8, 1995.
Dated:    September _, 1995


            VINSON & ELKINS L.L.P.
            Attorneys for Debtors


            By:_____________________
            R. Glen Ayers, Jr.
            The Willard Office Building
            1455 Pennsylvania Avenue, N.W.
            Washington, DC 20004
            (202) 639-6757

            ZALKIN, RODIN & GOODMAN LLP
            Attorneys for Chemical Bank,
                         individually and as Agent


            By:_________________________
            Richard S. Toder (RT-3917)


            750 Third Avenue
            New York, New York 10017-2771
            (212) 682-6900


            KLEHR, HARRISON, HARVEY, BRANZBURG
              & ELLERS
            Attorneys for First Fidelity Bank, N.A.


            By:________________________

            1401 Walnut Street
            Philadelphia, Pennsylvania 19102-3163
            (215) 568-6060



     SO ORDERED at Harrisburg, Pennsylvania this
5th day of September, 1995:


UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Nuclear Support Services, Inc.
Budget for Cash Collateral
(000's)

Week ending September 10, 1995
          Cannon NSS
          Sline  Numanco  IceSolv Henze  Corporate Total
Revenue     800     570     48     200             1,618

Cash
  Receipts1,376     150     50     150             1,726

Disbursements
  Payroll (600)   (496)   (39)     (83)    (13)   (1,231)
  Accounts
   Payable(475)    (60)   (15)     (50)             (600)

Net Cash
  Flow      301   (406)    (4)       17     (13)    (105)

           9-5     9-6    9-7    9-8   Total
Revenue     404     405    404    405   1,618
Cash
  Receipts  976     200    300    250   1,726

Disbursements
  Payroll (800)   (281)   (25)  (125) (1,231)
  Accounts
   Payable(300)   (100)  (100)  (100)   (600)

Net Cash
  Flow    (124)   (181)    175     25   (105)

Week ending September 17, 1995
          Cannon NSS
          Sline  Numanco  IceSolv Henze Corporate Total
Revenue   1,000     713     60    250             2,023

Cash
  Receipts  950     255     40    255             1,500
Disbursements
  Payroll (450)   (535)   (20)   (83)           (1,088)
  Accounts
   Payable(430)   (100)   (20)   (50)             (600)

Net Cash
  Flow       70   (380)      0    122       0     (188)

           9-11    9-12   9-13   9-14    9-15     Total
Revenue     405     405    404    405     404     2,023

Cash
  Receipts  500     200    200    200     400     1,500

Disbursements
  Payroll (400)   (300)  (100)   (75)   (213)   (1,088)
  Accounts
   Payable(200)   (100)  (100)  (100)   (100)     (600)

Net Cash
  Flow    (100)   (200)      0     25      87     (188)

Two Weeks ending September 16, 1995
          Cannon NSS
          Sline  Numanco  IceSolv Henze Corporate Total
Revenue   1,800   1,283    108    450       0     3,641

Cash
  Receipts2,326     405     90    405       0     3,226

Disbursements
  Payroll(1,050)(1,031)   (59)  (166)    (13)   (2,319)
  Accounts
   Payable(905)   (160)   (35)  (100)       0   (1,200)

Net Cash
  Flow      371   (786)    (4)    139    (13)     (293)

Note 1:  Cash receipts on September 5, 1995
Mellon Receipts
  Not transferred on 9-1                  299
  Transferred on 9-1                      177*
  Estimated receipts as of 8-31           350
Chemical receipts                         150
                                          976

*Based upon discussions with Chemical and Mellon, we have assumed the transfer will be returned and be made available.

This schedule was prepared using information in hand as of September 4, 1995 and represents our best estimate.


Exhibit B

Debtors:                        United States Trustee:

NSSI                            Mary D. France
22 Northeast Drive              225 Market Street
Hershey, PA 17033               Harrisburg, PA 15222
Telephone: (717) 533-6370       Telephone: (412) 644-4756
Telefax: (717) 533-5893 or 6563 Telefax: (412) 664-4785

Counsel for Debtors:

R. Glen Ayers, Jr.
Vinson & Elkins L.L.P.
1455 Pennsylvania Avenue, N.W.
Suite 700
Washington, D.C. 20004-1008
Telephone: (202) 639-6757
Telefax: (202) 639-6604

Counsel for First Fidelity Bank, N.A.:

Rosetta Packer, Esq.
Klehr, Harrison, Harvey, Branzburg & Ellers
1401 Walnut Street
Philadelphia, PA 19102-3163
Telephone: (215) 568-6060
Telefax: (215) 568-6603

Counsel for Chemical Bank:

Richard Toder, Esq.
Zelkin, Rodin, Goodman, L.L.P.
750 Third Avenue
New York, NY 10017-2771
Telephone: (212) 682-6900
Telefax: (212) 682-6331

First Fidelity Bank, N.A.:
Elizabeth B. Styer
123 South Broad St.
Philadelphia, PA 19109
Telephone: (215) 985-8864
Telefax: (215) 985-7576

Chemical Bank
Todd Walter
270 Park Avenue
3Oth Floor
New York, New York 10017
Telephone: (212) 270-1896
Telefax: (212) 270-2411